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                                                                   EXHIBIT 10.18

[LOGO]



April 11, 2003

Mr. Keith D. Schneck
1211 Browning Court
Lansdale, PA 19446

Dear Keith:

Neoware is pleased to offer you the position of Executive Vice President/Chief Financial Officer, reporting to me. In your capacity as EVP/CFO, you will be responsible for Neoware's Finance, Corporate Development, and Investor Relations functions.

The base salary for this position is $7115.39 payable every two weeks, and you will be eligible for four weeks of vacation annually. Because we believe that all employees should work toward the same goals and benefit from the Company's success, Neoware will grant to you options to purchase 75,000 shares of stock in the Company with an exercise price equal to the closing price on your date of hire, as detailed in your Stock Option Agreement. These will consist of a combination of ISO and non-qualified options, which are ten-year options, and will vest over four years, with twenty-five percent of the options vesting on each of the first four anniversaries subsequent to your start date. As we discussed, we expect your first date of employment to be April 28, 2003.

In addition to your base salary, you will be eligible for an executive bonus of up to 50% of your base salary annually based upon the Company meeting its quarterly and annual revenue and profitability goals, as determined by Neoware's CEO and its Compensation Committee, provided that you are an employee of the Company on the day that bonuses are paid. For the fiscal year ending June 30, 2003, you will be eligible for a pro-rated bonus based upon the time that you are employed, which is expected to be 2 months. This annual executive bonus amount can be increased at the option of the Compensation Committee should the Company significantly exceed its goals. These goals may be adjusted from time to time at the discretion of the Company's CEO and Compensation Committee.

You understand that this letter is not an employment agreement, and that you are an employee at will. This means that employment and compensation can be terminated with or without "cause," and with or without notice, at any time, at the option of either Neoware or you, except as otherwise provided by law. Should your employment be terminated by the Company as a result of a "change in control" of the Company, Neoware will agree to a) continue to pay your base salary for a period of nine months from the date of termination, and b) your options to purchase Neoware common stock shall become fully exercisable. For the purposes of this offer letter, "change in control" shall have the meaning set forth in Section 14 of the Company's 1995 Stock Option Plan. A copy of the plan is attached hereto.


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Mr. Schneck
April 14, 2003
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In connection with this offer of employment, you agree to sign Neoware's standard non-disclosure and non-solicitation agreement at the time of your acceptance of this offer, which is attached.

We are very excited about the possibility of you joining Neoware as EVP and Chief Financial Officer, and believe that you'll be a great asset to the Company in this position as we continue to build our business

Please feel free to contact me with any questions.


                                                   Very truly yours,

                                                   /S/Michael Kantrowitz

                                                   Michael Kantrowitz
                                                   Chairman and CEO
                                                   Neoware Systems, Inc.

Accepted:

/S/Keith D. Schneck

Keith D. Schneck

Date:  April   , 2003